UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 9, 2012

PetroLogistics LP

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35529 (Commission File Number)	45-2532754 (IRS Employer Identification No.)

600 Travis Street, Suite 3250
Houston, TX 77002
(Address of Principal Executive Offices) (Zip Code)

(713) 255-5990
(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.   Entry into Material Definitive Agreement.

On May 9, 2012, PetroLogistics LP (the “Partnership”) completed its initial public offering (the “Offering”) of 35,000,000 common units representing limited partner interests in the Partnership (“Common Units”) pursuant to a Registration Statement on Form S-1, as amended (File No. 333-175035) (the “Registration Statement”). Pursuant to the Registration Statement, the Partnership sold 1,500,000 Common Units and Propylene Holdings LLC (“Propylene Holdings”) sold 33,500,000 Common Units at a price to the public of $17.00 per Common Unit ($15.98 per Common Unit, net of underwriting discounts). The Partnership received proceeds from the Offering (net of underwriting discounts and after deducting estimated offering expenses) of approximately $19.0 million. The Partnership did not receive any proceeds from the sale of Common Units by Propylene Holdings. The Registration Statement was initially filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on June 21, 2011.  The material provisions of the Offering are described in the prospectus, dated May 3, 2012 and filed with the Commission on May 7, 2012 pursuant to Rule 424(b)(4) under the Securities Act (the “Prospectus”).

Registration Rights Agreement

On May 9, 2012, the Partnership entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with David Lumpkins, Nathan Ticatch, LG Propylene LLC (“LGP”) and YSOF Propylene Investor, LLC (“YSOF” and, together with LGP, the “Sponsors”). Under the Registration Rights Agreement, in certain circumstances, the Partnership will be obligated to file a registration statement covering the potential sale of Common Units issued to the Sponsors and Messrs. Lumpkins and Ticatch in connection with the Offering, upon request. In addition, the Registration Rights Agreement gives the Sponsors and Messrs. Lumpkins and Ticatch piggyback registration rights under certain circumstances. The Registration Rights Agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of the Sponsors and Messrs. Lumpkins and Ticatch and, in certain circumstances, to third parties.

The foregoing summary description is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is attached as Exhibit 4.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Omnibus Agreement

On May 9, 2012, PetroLogistics GP LLC (the “General Partner”), the Partnership, Propylene Holdings, PL Propylene LLC and PL Manufacturing LLC (“PL Manufacturing”), entered into an Omnibus Agreement (the “Omnibus Agreement”), pursuant to which the Partnership allocated all of its benefits and obligations under certain propane swaps to PL Manufacturing and the owners of 100% of the issued and outstanding equity interests in PL Manufacturing (together the “PL Manufacturing Members”).

Under the Omnibus Agreement and a related pledge agreement between PL Manufacturing and the PL Manufacturing Members, any amounts received by the Partnership under the propane swaps will be distributed, through the General Partner, to PL Manufacturing and the PL Manufacturing Members, and any amounts that the Partnership is required to pay under the propane swaps is expected to be contributed back to the Partnership as a capital contribution by PL Manufacturing and the PL Manufacturing Members.

While the Partnership will not receive any of the benefits of the propane swaps, it will remain a party to the propane swaps, and will be obligated to make payments to the propane swap counterparties as they come due and to post any collateral as required, under the terms of the propane swap agreement. To the extent that the Partnership makes payments under the propane swaps, PL Manufacturing and the PL Manufacturing Members, through the General Partner, will be responsible for making quarterly capital contributions in an amount equal to the sum of all payments made by the Partnership under such propane swaps during the applicable fiscal quarter or owed by the Partnership at the end of the quarter.

The Partnership expects that PL Manufacturing and the PL Manufacturing Members will fund their payment obligations primarily through quarterly distributions that they receive on common units that they own. In connection with the Omnibus Agreement, the PL Manufacturing Members will pledge to PL Manufacturing (as collateral agent) a number of common units such that at all times, the market value of all pledged units and all common units owned by PL Manufacturing that are subject to the Omnibus Agreement is equal to or greater than 10 times the mark-to-market value of the propane swaps, but in no event shall the number of pledged units be greater than the amount of units distributed to PL Manufacturing and the PL Manufacturing Members in connection with the Offering. The expected aggregate quarterly distributions payable on all pledged common units are expected to be sufficient to cover future payments under the propane swaps, plus an additional reserve.

The foregoing summary description and the description contained in the Prospectus are qualified in their entirety by reference to the full text of the Omnibus Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated in this Item 1.01 by reference.

ITEM 9.01.            Financial Statements and Exhibits.

(d) Exhibits

4.1	Registration Rights Agreement, dated May 9, 2012, by and between PetroLogistics LP and David Lumpkins, Nathan Ticatch, LG Propylene LLC and YSOF Propylene Investor, LLC.

10.1	Omnibus Agreement, dated May 9, 2012, by and between PetroLogistics GP LLC, PetroLogistics LP, Propylene Holdings LLC, PL Propylene LLC and PL Manufacturing LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROLOGISTICS LP

	By:	PetroLogistics GP LLC, Its General Partner

Dated: May 14, 2012	By:	/s/ Sharon Spurlin
	Name:	Sharon Spurlin
	Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

4.1	Registration Rights Agreement, dated May 9, 2012, by and between PetroLogistics LP and David Lumpkins, Nathan Ticatch, LG Propylene LLC and YSOF Propylene Investor, LLC.

10.1	Omnibus Agreement, dated May 9, 2012, by and between PetroLogistics GP LLC, PetroLogistics LP, Propylene Holdings LLC, PL Propylene LLC and PL Manufacturing LLC.